Exhibit 99.1

Genie Energy Ltd. Reports First Quarter 2013 Results

NEWARK, NJ — May 7, 2013:  Genie Energy Ltd. (NYSE: GNE, GNEPRA) reported revenues of $85.3 million, income from operations of $2.6 million and a net loss attributable to common stockholders of $1.8 million for the first quarter, the three months ended March 31, 2013.

Genie Energy will pay a quarterly dividend of $0.1594 per share of Series 2012-A Preferred Stock (NYSE: GNEPRA) for the first quarter on May 15, 2013 to preferred shareholders of record as of the close of business on May 8, 2013.  The ex-dividend date was May 6, 2013. The distribution will be treated as a return of capital and not as a dividend for tax purposes.

1Q13 AND RECENT  HIGHLIGHTS

●
Consolidated revenues of $85.3 million (+$27.8 million) and gross profit of $19.0 million (+$1.0 million) increased year over year, while EBITDA of $2.7 million and income from operations of $2.6 million (-$0.1 million) declined slightly.

●	IDT Energy generated EBITDA of $8.9 million, up from $7.4 million in 1Q12. EBITDA for the trailing twelve months ended March 31, 2013 totaled $26.5 million.

●	Fully diluted net loss per share attributable to Genie Energy’s common stockholders was $0.09 compared to diluted net income per share of $0.03 in 1Q12.

●	Net cash used in operating activities of $0.8 million during 1Q13, as compared to net cash provided by operating activities of $2.1 million in 1Q12.

●
In early March 2013, AMSO, LLC started heating at its pilot test site in Colorado.  After approximately two weeks of operations, the electric heater failed before generating sufficient data to evaluate the viability of AMSO’s approach.  AMSO is currently examining various alternative solutions to deliver reliable sustained down-hole heat for an extended period of time.

●
In April 2013, the government of Israel finalized the award to a Genie Energy subsidiary of an exclusive petroleum exploration license covering 396.5 square kilometers in the Southern portion of the Golan Heights.  The license area may contain significant quantities of conventional oil and gas in relatively tight formations.

●
In April 2013, IEI received the governmental directives required for preparation and submission of an environmental impact statement, a necessary component of the permit application for construction and operation of an oil shale pilot test facility.  IEI intends to submit its application during the second quarter of 2013.

●
Also in April 2013, a Genie subsidiary entered into a five year, exclusive oil shale development agreement with the Petroleum Authority of Mongolia to explore and evaluate the commercial potential of oil shale resources on 34,470 square kilometers in Central Mongolia.

MANAGEMENT COMMENTS

Claude Pupkin, Genie Energy’s CEO, said, “Genie continues to perform very well. IDT Energy generated another quarter of year over year increases in revenues and EBITDA.  At Genie Oil and Gas, we recently added two exciting projects to further diversify our resource portfolio and more effectively utilize and leverage our technical teams and intellectual property.  In Colorado, equipment difficulties prevented AMSO, LLC from achieving steady state pilot test operations.  We are now pursuing alternate heating processes that more closely reflect our plans for heating during commercial operations, and look forward to re-starting the pilot test.”

Geoff Rochwarger, Genie Energy’s Vice Chairman and IDT Energy’s CEO, said, “IDT Energy continued to benefit from the net meter and RCE increases achieved in 2012. Looking ahead, we expect that our significant investments in geographic expansion and the deployment of new offerings and services will help drive long term growth.

GENIE ENERGY 1Q13 CONSOLIDATED RESULTS

$ in millions, except EPS	1Q13	4Q12	1Q12	YoY Change (%/$)
Revenues	$85.3	$65.4	$57.5	+48.4%
Gross profit	$19.0	$18.5	$18.0	+5.5%
Gross margin percentage	22.3%	28.2%	31.4%	(910) basis points
SG&A expense	$12.8	$13.4	$12.4	+2.9%
Research and development expense	$2.5	$2.2	$2.1	+18.9%
Equity in the net loss of AMSO, LLC	$1.1	$0.9	$0.8	+34.7%
EBITDA*	$2.7	$1.9	$2.7	(2.4)%
Income from operations	$2.6	$1.9	$2.7	(2.3)%
Net (loss) income attributable to Genie Energy’s common stockholders	$(1.8)	$1.8	$0.6	$(2.4)
Diluted (loss) income per share attributable to Genie Energy’s common stockholders	$(0.09)	$0.08	$0.03	$(0.12)
Net cash (used in) provided by operating activities	$(0.8)	$(2.2)	$2.1	$(2.9)

*EBITDA for all periods presented is a non-GAAP measure intended to provide useful information that may be more indicative of Genie Energy’s or the relevant segment’s core operating results than the nearest GAAP measures.  Please refer to the Reconciliation of Non-GAAP Financial Measure at the end of this release for an explanation of EBITDA and reconciliation to the most directly comparable GAAP measure.

Genie Energy’s revenues, direct costs of revenues, and gross profit are generated entirely by its retail energy provider business.  For the discussion of those metrics, please see the results of the retail energy provider segment, IDT Energy, below.

SG&A expense increased 2.9% to $12.8 million in 1Q13 from $12.4 million in 1Q12.  The increase primarily reflects increased corporate overhead and business development costs within GOGAS partially offset by a decrease in SG&A at IDT Energy as a result of lower customer acquisition costs.  See the segment discussions below for additional details.  Corporate G&A, inclusive of non-cash compensation expense, increased to $2.3 million in 1Q13 from $1.6 million in 1Q12.

Research and development expense, all of which was incurred by the GOGAS segment, increased 18.9% to $2.5 million in 1Q13 from $2.1 million in 1Q12.

Equity in the net loss of AMSO, LLC increased to $1.1 million in 1Q13 from $0.8 million in 1Q12.  The increase reflected higher operating costs, such as utilities and fuel costs, as well as equipment engineering and redesign expenses. The GOGAS segment description below provides additional details.

EBITDA declined 2.4% to $2.7 million.  The increase in EBITDA generated by IDT Energy was offset by increased G&A expense incurred by GOGAS and Genie corporate, as well as by the increases in research and development expense and equity in the net loss of AMSO, LLC.

Income from operations declined 2.3% to $2.6 million in 1Q13 from $2.7 million in 1Q12.

On March 5, 2013, Genie’s offer to exchange shares of its Class B Common Stock for shares of its Series 2012-A Preferred Stock on a one-for-one basis expired.  Approximately 0.3 million shares were tendered and exchanged during the renewed exchange period.  Since Genie first offered the Series 2012-A Preferred Stock in 2012, a total of approximately 1.9 million shares of Series 2012-A Preferred Stock have been issued in exchange for an equal number of shares of Class B Common Stock. The first quarter’s announced dividend to preferred stockholders reduced net income available to common stockholders by $0.3 million.

The net loss attributable to Genie Energy’s common stockholders was $1.8 million ($0.9 per diluted share) in 1Q13, compared to net income attributable to Genie Energy’s common stockholders of $0.6 million ($0.03 per diluted share) in the year ago period.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

As of March 31, 2013, Genie Energy had $150.5 million in total assets including $91.1 million in cash, cash equivalents, restricted cash, certificates of deposit and marketable securities.  Genie Energy’s liabilities totaled $31.8 million, with no long term debt outstanding.

Net cash used in operating activities was $0.8 million during 1Q13, compared to net cash provided by operating activities of $2.1 million during 1Q12.

RESULTS BY SEGMENT

IDT Energy

$ in millions	1Q13	4Q12	1Q12	YoY Change (%/$)
Total revenues	$85.3	$65.4	$57.5	+48.4%
Electric revenues	$54.6	$48.2	$31.7	+72.2%
Natural gas revenues	$30.7	$17.2	$25.8	+19.1%
Gross profit	$19.0	$18.5	$18.0	+5.5%
Gross margin percentage	22.3%	28.2%	31.4%	(910) basis points
SG&A expense	$10.2	$10.6	$10.7	(4.7)%
EBITDA	$8.9	$7.9	$7.4	+20.1%
Income from operations	$8.9	$7.9	$7.4	+20.2%

During 1Q13, IDT Energy continued to work towards expanding its geographic footprint. IDT Energy is awaiting regulatory approvals to enter into additional territories, primarily gas only, in Pennsylvania and Maryland.  Management is closely evaluating additional, deregulation-driven opportunities in Illinois (COMED), the District of Colombia, Massachusetts, and Connecticut.

IDT Energy increased residential customer equivalents (RCE’s) 28% year over year and 5% sequentially to 329,000 at March 31, 2013.

RCEs at end of Quarter (in thousands)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Electricity RCEs	243	238	235	204	176
Natural gas RCEs	86	74	87	88	82
Total	329	312	322	292	258

Electricity RCEs increased 38% to 243,000 at March 31, 2013 compared to the year ago level, reflecting the growing share of relatively higher consumption meters in Pennsylvania and Maryland compared to New York.  In addition, because RCE’s are calculated utilizing the trailing twelve month consumption history of each meter, the unusually mild winter of 2011-2012 is becoming less impactful in calculating the RCE benchmark.

Natural gas RCEs increased 5% year over year and 16% sequentially to 86,000 at March 31, 2013.  The increase reflects the more normalized winter heating season’s impact partly offset by a decline in gas meters served.

At March 31, 2013, IDT Energy had approximately 485,000 meters enrolled, an increase of 2% year over year and a 3% decrease sequentially. The net year over year meter increase reflects a 10% increase in electric meters enrolled to 319,000 partially offset by an 11% decline in gas meters enrolled to 166,000.  The year over year changes predominantly reflect the impact of intensive customer acquisition efforts focused on electric-only utility territories.

Meters at end of Quarter (in thousands)	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012
Electricity meters	319	331	343	313	289
Natural gas meters	166	171	180	182	186
Total	485	502	523	495	475

Gross meter acquisitions were 66,000 in 1Q13 compared to 79,000 in 4Q12 and 108,000 in 1Q12.  The year over year decline in gross meter acquisitions primarily reflects a reduced rate of expansion into new territories in recent quarters.

Average monthly churn was 6.3% in 1Q13, a decrease from the 6.8% rate in 4Q12 and a slight decrease from the 6.4% rate in 1Q12.  The decreases primarily reflect the lower rates of gross meter additions in the second half of 2012 as newly acquired customers have higher churn rates than longer term customers.

IDT Energy’s revenues during 1Q13 increased 48.4% to $85.3 million from $57.5 million in the year ago quarter.

Electric revenues increased 72.2% year over year to $54.6 million, reflecting a 65.4% year over year increase in kWh sold as a result of the rapid expansion of IDT Energy’s electric meter base during 2012, and a 4.1% increase in the average revenue per kWh of electricity sold.

Natural gas revenues in 1Q13 increased 19.1% year over year to $30.7 million, reflecting a 10.7% increase in therms sold and a 7.6% increase in average revenue per therm sold.  The increase in therms sold was driven by a return to seasonably cold winter weather.  Heating degree days in New York State and Pennsylvania, which are a measure of outside air temperature designed to reflect the energy required for home heating, were 25% colder in the three months ended March 31, 2013 than in the year ago quarter.  The weather related increase in consumption was partially offset by the year over year decline in gas meters served.

Gross profit increased to $19.0 million in 1Q13 from $18.0 million in 1Q12, driven primarily by the increases in kWh sold and therms sold partially offset by a decline in margin per kWh sold.

Gross margin during 1Q13 was 22.3%, a 910 basis point decrease year over year.  Electric margin per kWh sold decreased year over year primarily as a result of the continued shift in IDT Energy’s customer base portfolio from New York and toward Pennsylvania and Maryland.  Meters in these latter two states tend to generate lower per unit margins than in New York.  In addition, electric commodity prices spiked in New York during the first half of 1Q13, significantly decreasing IDT Energy’s per unit electric margins.

IDT Energy’s SG&A expense in 1Q13 decreased 4.7 percent year over year to $10.2 million compared to $10.7 million in the year ago period. The decrease primarily reflected lower customer acquisition costs related to the decrease in gross meter adds compared to the year ago quarter partially offset by an increase in billing and purchase of receivable fees and stock-based compensation expense.

IDT Energy generated $8.9 million in EBITDA and income from operations during 1Q13, compared to $7.4 million in EBITDA and income from operations in 1Q12.  The increase was substantially the result of the increase in gross profit compared to the year ago quarter, augmented by the decrease in SG&A expense.

Financing fees charged by BP Energy, IDT Energy’s preferred commodity supplier, were $1.0 million in 1Q13 compared to $0.7 million in 1Q12 as a result of higher consumption by IDT Energy’s customer base.

Genie Oil and Gas (GOGAS)

GOGAS currently generates no revenues.  GOGAS’ operating expenses consist primarily of research and development expense and expenses of its intellectual property development and other business development efforts.  GOGAS accounts for its investment in AMSO, LLC using the equity method.

GOGAS reported $2.8 million of combined R&D and G&A expense in 1Q13, compared to $2.3 million in the year ago quarter and $2.9 million in 4Q12.  The year over year increase primarily reflects increased G&A expense incurred by GOGAS’ business development efforts in Mongolia and Israel.  Equity in the net loss of AMSO, LLC increased to $1.1 million in 1Q13 from $0.8 million in the year ago quarter, reflecting the operating costs of the pilot project and the cost of equipment modifications and other preparations for the re-start of the pilot test plant.  GOGAS’ loss from operations was $(3.9) million for both 1Q13 and 4Q12, compared to $(3.1) million in 1Q12.

AMSO, LLC is a joint venture oil shale exploration and production initiative with Total, S.A. operating pursuant to a federal Research, Development and Demonstration lease on federal lands in Colorado.

AMSO, LLC has constructed a pilot facility designed to validate key assumptions of its in-situ oil shale recovery process and has received all permits required for pilot test operations.  In early March, 2013, AMSO, LLC initiated its oil shale pilot test in Colorado by turning on the electric heater.  After approximately two weeks of operation, before the pilot could attain steady-state operations, the down-hole electric heater failed.  While pilot operations were too short to allow conclusions to be drawn about the ultimate viability of our approach, the operating team did learn valuable information that will help to optimize operating conditions for future pilot operations.

AMSO is currently evaluating additional modifications to the electric heater to improve its reliability while simultaneously developing engineering plans for a hot fluid circulating (HFC) heater.  In this approach, the heat is generated above ground and transferred to the retort zone via piped fluids.  Although development and testing of these units could delay the pilot test re-start by approximately a year, the HFC approach is more readily applicable to the approach expected to be used in AMSO’s eventual commercial operations.  During the current quarter, AMSO expects to make a decision whether to proceed with another electric heater test or to move directly to HFC heater development and testing.

IEI holds an exclusive Oil Shale Exploration and Production license covering 238 square kilometers in the Shfela basin region in Israel. In mid-April, IEI received the governmental directives required for preparation and submission of an environmental impact statement.  The environmental impact statement is a necessary component of IEI’s pilot permit application, and a permit is needed to construct and operate an oil shale pilot test facility.  IEI intends to submit its pilot application during the second quarter of 2013.

In April 2013, the government of Israel finalized the award to a Genie Energy subsidiary of an exclusive, 36 month petroleum exploration license covering 396.5 square kilometers in the Southern portion of the Golan Heights.  Afek Oil and Gas, Ltd., (formerly Genie Israel Oil and Gas, Ltd.), a Genie subsidiary, is carrying out the work pursuant to this license.  Afek has added seasoned oil and gas exploration professionals to its team and has begun initial geophysical tests to characterize the site and is currently making preparations for additional geophysical, seismic, and drilling operations.

On April 19, 2013,  Genie Oil Shale Mongolia, LLC (Genie Mongolia), and the Petroleum Authority of Mongolia entered into an exclusive oil shale development agreement to explore and evaluate the commercial potential of oil shale resources on a 34,470 square kilometer area in Central Mongolia.

The five year agreement calls for Genie Mongolia to explore, identify and characterize the oil shale resource in the survey area and to conduct a pilot test using in-situ technology on appropriate oil shale deposits.   Genie may seek to proceed to commercial development via a production sharing agreement in accordance with Mongolian law.

GENIE ENERGY EARNINGS CONFERENCE CALL

Genie Energy’s management will host a conference call at 8:00 AM Eastern today, May 7th, to discuss financial and operational results, business outlook and strategy.  The call will begin with management’s remarks followed by Q&A with analysts and investors.
To listen to the call and/or to participate in the Q&A, dial 1-877-317-6789 (US toll free) or 1-412-317-6789 (international) and request the Genie Energy call.

Approximately one hour after the call concludes, an audio file with a replay of the call in MP3 format will be available on the “Investors” section of the Genie Energy website http://www.genie.com/investors/investor-relations.  In addition, a teleconference replay will be available through May 14, 2013 at 1-877-344-7529 (US toll free) or at 1-412-317-0088 (international).  Callers should ask for conference call # 10028194.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE, GNEPRA) is comprised of IDT Energy and Genie Oil and Gas (GOGAS).  IDT Energy is a retail energy provider supplying electricity and natural gas to residential and small business customers in the Northeastern United States.  GOGAS is pioneering technologies to produce clean and affordable transportation fuels from the world's abundant oil shales and other fuel resources.  GOGAS resource development projects include a conventional oil exploration program in Israel and in-situ oil shale projects in Colorado, Israel and Mongolia. For more information, visit www.genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to return to profitability and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
Genie Energy Investor Relations
Bill Ulrey
P: (973) 438-3848
E-mail: invest@genie.com

GENIE ENERGY LTD.

CONSOLIDATED BALANCE SHEETS

	March 31, 2013	December 31, 2012
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$71,648	$69,409
Restricted cash	10,824	10,841
Certificate of deposit	2,205	2,205
Marketable securities	6,468	10,485
Trade accounts receivable, net of allowance for doubtful accounts of $130 at March 31, 2013 and December 31, 2012	47,420	40,932
Inventory	269	2,644
Prepaid expenses	1,566	3,315
Deferred income tax assets—current portion	599	599
Other current assets	638	771
Total current assets	141,637	141,201
Property and equipment, net	354	409
Goodwill	3,663	3,663
Other assets	4,806	5,033
Total assets	$150,460	$150,306
Liabilities and equity
Current liabilities:
Trade accounts payable	$21,154	$20,641
Accrued expenses	7,377	7,832
Advances from customers	157	1,472
Income taxes payable	2,082	1,244
Dividends payable	306	211
Due to IDT Corporation	446	600
Other current liabilities	276	209
Total current liabilities	31,798	32,209
Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000:
Series 2012-A, designated shares—8,750; at liquidation preference, consisting of 1,917 and 1,605 shares issued and outstanding at March 31, 2013 and December 31, 2012	16,303	13,639
Class A common stock, $.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at March 31, 2013 and December 31, 2012	16	16
Class B common stock, $.01 par value; authorized shares—200,000; 19,551 and 19,827 shares issued and 19,506 and 19,800 shares outstanding at March 31, 2013 and December 31, 2012, respectively	195	198
Additional paid-in capital	78,541	80,196
Treasury stock, at cost, consisting of 45 and 27 shares of Class B common stock at March 31, 2013 and December 31, 2012, respectively	(330)	(204)
Accumulated other comprehensive income	358	270
Retained earnings	26,559	28,375
Total Genie Energy Ltd. stockholders’ equity	121,642	122,490
Noncontrolling interests:
Noncontrolling interests	(1,980)	(3,393)
Receivable for issuance of equity	(1,000)	(1,000)
Total noncontrolling interests	(2,980)	(4,393)
Total equity	118,662	118,097
Total liabilities and equity	$150,460	$150,306

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2013	2012
	(in thousands, except per share data)
Revenues	$85,331	$57,505
Direct cost of revenues	66,312	39,473
Gross profit	19,019	18,032
Operating expenses and losses:
Selling, general and administrative (i)	12,769	12,407
Research and development	2,488	2,093
Equity in the net loss of AMSO, LLC	1,129	839
Income from operations	2,633	2,693
Interest income	166	46
Financing fees	(1,006)	(731)
Other expense, net	(168)	(14)
Income before income taxes	1,625	1,994
Provision for income taxes	(1,722)	(791)
Net (loss) income	(97)	1,203
Net income attributable to noncontrolling interests	(1,413)	(599)
Net (loss) income attributable to Genie Energy Ltd.	(1,510)	604
Dividends on preferred stock	(306)	—
Net (loss) income attributable to Genie Energy Ltd. common stockholders.	$(1,816)	$604
(Loss) earnings per share attributable to Genie Energy Ltd. common stockholders:
Basic	$(0.09)	$0.03
Diluted	$(0.09)	$0.03
Weighted-average number of shares used in calculation of (loss) earnings per share:
Basic	19,541	21,000
Diluted	19,541	22,960
Dividends declared per common share	$—	$0.033
(i) Stock-based compensation included in selling, general and administrative expense	$956	$683

GENIE ENERGY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2013	2012
	(in thousands)
Operating activities
Net (loss) income	$(97)	$1,203
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	25	29
Deferred income taxes	—	90
Stock-based compensation	956	683
Loss on disposal of property	38	—
Equity in the net loss of AMSO, LLC	1,129	839
Change in assets and liabilities:
Restricted cash	(6)	551
Trade accounts receivable	(6,488)	(2,921)
Inventory	2,375	3,087
Prepaid expenses	1,749	843
Other current assets and other assets	124	(884)
Trade accounts payable, accrued expenses and other current liabilities	(9)	(1,326)
Advances from customers	(1,315)	(578)
Due to IDT Corporation	(154)	(143)
Income taxes payable	838	591
Net cash (used in) provided by operating activities	(835)	2,064
Investing activities
Capital expenditures	(11)	(12)
Capital contributions to AMSO, LLC	(762)	(1,139)
Proceeds from maturities of marketable securities	4,000	—
Net cash provided by (used in) investing activities	3,227	(1,151)
Financing activities
Dividends paid	(211)	(1,149)
Proceeds from exercise of stock options	50	5
Repurchases of Class B common stock from employees	(126)	(133)
Net cash used in financing activities	(287)	(1,277)
Effect of exchange rate changes on cash and cash equivalents	134	8
Net increase (decrease) in cash and cash equivalents	2,239	(356)
Cash and cash equivalents at beginning of period	69,409	102,220
Cash and cash equivalents at end of period	$71,648	$101,864

Reconciliation of Non-GAAP Financial Measure for the First Quarter of 2013

In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles in the United States of America (GAAP), Genie Energy also disclosed for the first quarter of 2013 EBITDA, which is a non-GAAP measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Genie Energy’s measure of EBITDA consists of gross profit less selling, general and administrative expense, research and development expense, and equity in net loss of AMSO, LLC, plus depreciation (which is included in selling, general and administrative expense). Another way of calculating EBITDA is to start with income (loss) from operations and add depreciation.

Management believes that Genie Energy’s EBITDA provides useful information to both management and investors by excluding certain expenses that may not be indicative of Genie Energy’s or the relevant segment’s core operating results. Management uses EBITDA, among other measures, as a relevant indicator of core operational strengths in its financial and operational decision making. In addition, management uses EBITDA to evaluate operating performance in relation to Genie Energy’s competitors. Disclosure of this financial measure may be useful to investors in evaluating performance and allows for greater transparency to the underlying supplemental information used by management in its financial and operational decision-making. EBITDA may also be an indicator of the strength and performance of Genie Energy’s and the segment’s ongoing business operations, including the ability to fund capital expenditures, and meet working capital needs from current operations (as opposed to cash resources), and to incur debt. In addition, Genie Energy has historically reported EBITDA and believes it is commonly used by readers of financial information in assessing performance, therefore the inclusion of comparative numbers provides consistency in financial reporting at this time.

Management refers to EBITDA, as well as the GAAP measures gross profit, income (loss) from operations and net income (loss), on a segment and/or consolidated level to facilitate internal and external comparisons to the segments’ and Genie Energy's historical operating results, in making operating decisions, for budget and planning purposes, and to form the basis upon which management is compensated.

While depreciation is considered an operating cost under GAAP, it primarily represents the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. While Genie Energy’s business may be capital intensive in the future, Genie Energy expects to incur nominal capital expenditures for the foreseeable future. Genie Energy’s operating results exclusive of depreciation is therefore a useful indicator of its current performance.

EBITDA should be considered in addition to, not as a substitute for, or superior to, gross profit, income (loss) from operations, cash flow from operating activities, net income (loss), basic and diluted earnings (loss) per share or other measures of liquidity and financial performance prepared in accordance with GAAP. In addition, Genie Energy’s measurements of EBITDA may not be comparable to similarly titled measures reported by other companies.

Following is the reconciliation of EBITDA to the most directly comparable GAAP measure, which is income (loss) from operations for Genie Energy’s reportable segments and for Genie Energy on a consolidated basis.

Genie Energy Ltd. Reconciliation of EBITDA to Income (Loss) from Operations (unaudited) $ in thousands

	Total	IDT Energy	GOGAS	Corporate
Three Months Ended March 31, 2013 (1Q13)
Revenues	$85,331	$85,331	$-	$-
Direct cost of revenues	66,312	66,312	-	-
Gross profit	19,019	19,019	-	-
Selling, general and administrative excluding depreciation	12,744	10,158	283	2,303
Research and development	2,488	-	2,488	-
Equity in net loss of AMSO, LLC	1,129	-	1,129	-
EBITDA	2,658	8,861	(3,900)	(2,303)
Subtract:
Depreciation	25	5	20	-
Income (loss) from operations	$2,633	$8,856	$(3,920)	$(2,303)

	Total	IDT Energy	GOGAS	Corporate
Three Months Ended December 31, 2012 (4Q12)
Revenues	$65,403	$65,403	$-	$-
Direct cost of revenues	46,936	46,936	-	-
Gross profit	18,467	18,467	-	-
Selling, general and administrative excluding depreciation	13,397	10,593	701	2,103
Research and development	2,224	-	2,224	-
Equity in net loss of AMSO, LLC	922	-	922	-
EBITDA	1,924	7,874	(3,847)	(2,103)
Subtract:
Depreciation	32	9	23	-
Income (loss) from operations	$1,892	$7,865	$(3,870)	$(2,103)

	Total	IDT Energy	GOGAS	Corporate
Three Months Ended March 31, 2012 (1Q12)
Revenues	$57,505	$57,505	$-	$-
Direct cost of revenues	39,473	39,473	-	-
Gross profit	18,032	18,032	-	-
Selling, general and administrative excluding depreciation	12,378	10,656	143	1,579
Research and development	2,093	-	2,091	2
Equity in net loss of AMSO, LLC	839	-	839	-
EBITDA	2,722	7,376	(3,073)	(1,581)
Subtract:
Depreciation	29	6	23	-
Income (loss) from operations	$2,693	$7,370	$(3,096)	$(1,581)

Genie Energy Ltd. IDT Energy Reconciliation of EBITDA to Income (Loss) from Operations For the trailing twelve months ended March 31, 2013 (unaudited) $ in millions
Revenues	$257.3
Direct cost of revenues	186.7
Gross profit	70.6
Selling, general and administrative excluding depreciation	44.1
EBITDA	26.5
Subtract:
Depreciation	-
Income from operations	$26.5